Exhibit 99.1

Kelly Announces Selection of Chris Layden as President and Chief Executive Officer

TROY, Mich., (August 7, 2025) – Kelly (Nasdaq: KELYA, KELYB), a leading global specialty talent solutions provider, today announced that Chris Layden has been selected to serve as president and chief executive officer, effective September 2, 2025. Layden will succeed Peter Quigley, who previously announced his intent to retire as president and chief executive officer. Quigley will remain as a strategic advisor to Kelly to ensure a smooth transition and will continue to serve as a member of the board of directors until the Company’s next Annual Shareholders Meeting in May 2026.

Layden is a dynamic industry leader with extensive experience leading organizations through transformations to advance go-to-market initiatives and accelerate profitable growth. Most recently, he served as chief operating officer of Prolink, a workforce solutions provider offering staffing, technology, culture, data, and talent experience solutions throughout the United States. Under Layden’s leadership, Prolink achieved rapid organic growth and significantly strengthened its competitive positioning through enhancements to its operational capabilities and service delivery, while also transforming its technology processes and platforms. Prior to joining Prolink, Layden spent nearly two decades at ManpowerGroup, a global workforce solutions company, serving in a range of senior roles spanning general management, regional leadership, corporate strategy, and sales. During his tenure at ManpowerGroup, he successfully led enterprise-wide initiatives, executed multiple business transformations, and was a significant contributor to the company’s growth in the life sciences, engineering, and technology verticals.

“We are confident Chris’s skills and experience make him uniquely well-qualified to serve as president and chief executive officer as we enter the next phase of Kelly’s strategic evolution and build on the tremendous progress the Company has made during Peter’s tenure. Chris’s selection follows a rigorous search process with the full board’s engagement. He brings a track record of executing enterprise-scale transformations and driving commercial excellence, as well as visionary leadership that aligns well with our commitment to accelerate profitable growth and value creation,” said Terrence Larkin, chairman of Kelly’s board of directors.

Layden said, “I have been impressed by Kelly’s evolution and momentum, and am excited by the opportunity to serve as president and chief executive officer of this iconic company and build on a strong foundation to drive profitable growth and value for customers, talent, employees, and shareholders. I look forward to working with Peter as I transition into the Company and partnering with the talented Kelly team to seize on the tremendous opportunities ahead.”

Larkin continued, “The board and I extend our appreciation to Peter for his significant contributions to Kelly over his distinguished 22-year career with the Company. His leadership and passion for serving customers and cultivating top talent have been instrumental to Kelly’s transformation into a leading global specialty talent solutions provider.”

Quigley said, “Over the last five years, we have made great strides on Kelly’s specialty journey, significantly increasing the Company’s profitability by shifting toward higher margin, higher growth business and enhancing our organizational efficiency and effectiveness. Together, these actions have improved Kelly’s financial profile to the best place it has been in 25 years. Under Chris’s leadership, I’m confident Kelly will reach new heights, and I look forward to working with him and the board to ensure a smooth transition.”

Kelly will provide additional details about the president and chief executive officer transition during its upcoming second-quarter earnings conference call on August 7, 2025, at 9 a.m. ET.

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 400,000 people with work every year. Our suite of outsourcing and consulting services ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2024 was $4.3 billion. Learn more at kellyservices.com.

Forward-Looking Statements

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Kelly’s financial expectations, are forward-looking statements. Factors that could cause actual results to differ materially from those contained in this release include, but are not limited to, (i) changing market and economic conditions, (ii) disruption in the labor market and weakened demand for human capital resulting from technological advances, loss of large corporate customers and government contractor requirements, (iii) the impact of laws and regulations (including federal, state and international tax laws), (iv) unexpected changes in claim trends on workers’ compensation, unemployment, disability and medical benefit plans, (v) litigation and other legal liabilities (including tax liabilities) in excess of our estimates, (vi) our ability to achieve our business’s anticipated growth strategies, (vii) our future business development, results of operations and financial condition, (viii) damage to our brands, (ix) dependency on third parties for the execution of critical functions, (x) conducting business in foreign countries, including foreign currency fluctuations, (xi) availability of temporary workers with appropriate skills required by customers, (xii) cyberattacks or other breaches of network or information technology security, and (xiii) other risks, uncertainties and factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release and we undertake no duty to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

KLYA-FIN

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ANALYST CONTACT:	MEDIA CONTACT:

Scott Thomas	Jerry Grider

(248) 251-7264	(260) 444-9654

scott.thomas@kellyservices.com	jerry.grider@kellyservices.com